As filed with the Securities and Exchange Commission on September 26, 2022

Registration No. 333-234011

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM F-3 REGISTRATION STATEMENT NO. 333-234011

Under

THE SECURITIES ACT OF 1933

HÖEGH LNG PARTNERS LP

(Exact Name of Registrant as Specified in Its Charter)

Republic of the Marshall Islands	98-1182326
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Canon’s Court

22 Victoria Street

Hamilton, HM 12 Bermuda

+479-912-3443

(Address and telephone number of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue.
Suite 204
Newark, Delaware 19711
(302) 738-6680
(Name, address, and telephone number of agent for service)

Copies to:

Catherine S. Gallagher
Baker Botts. L.L.P.
700 K Street, N.W.
Washington, D.C. 20001

(202) 639-7700

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company	☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Pursuant to that certain Agreement and Plan of Merger, dated as of May 25, 2022, by and among Höegh LNG Partners LP, a Marshall Islands limited partnership (the “Partnership” or the “Registrant”), Höegh LNG GP LLC, a Marshall Islands limited liability company and the general partner of the Partnership (the “General Partner”), Höegh LNG Holdings Ltd., a Bermuda exempted company (“Höegh LNG”), and Hoegh LNG Merger Sub LLC, a Marshall Islands limited liability company and a wholly owned subsidiary of Höegh LNG (“Merger Sub”), Merger Sub merged with and into the Partnership (the “Merger”) on September 23, 2022, with the Partnership surviving the Merger and continuing as a subsidiary of Höegh LNG.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to its existing registration statements. Accordingly, the Registrant is filing this post-effective amendment (this “Post-Effective Amendment”) to deregister any and all securities registered under the Registration Statement on Form F-3 (File No. 333- 234011), initially filed with the Securities and Exchange Commission on September 30, 2019 and amended on October 15, 2019 (as amended, the “Registration Statement”), that remain unsold or otherwise unissued as of the date hereof. Pursuant to the Registration Statement, the offering by the Registrant or certain selling securityholders named therein in one or more secondary offerings of an indeterminate amount of the following securities was registered: common units representing limited partner interests of the Partnership; other classes of units representing limited partner interests of the Partnership; options of the Partnership; warrants of the Partnership; rights of the Partnership; and debt securities of the Partnership. The Partnership, by filing this Post-Effective Amendment, hereby terminates the effectiveness of the Registration Statement.

This Post-Effective Amendment is being filed in accordance with an undertaking made by the Registrant in Part II of the Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oslo, Norway, on September 26, 2022.

HÖEGH LNG PARTNERS LP

By:	/s/ Håvard Furu

Name:	Håvard Furu
Title:	Chief Executive Officer and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment, in reliance upon Rule 478 under the Securities Act of 1933, as amended.